U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25


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                                                            SEC FILE NUMBER
                          NOTIFICATION OF LATE FILING          333-45464

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                                                             CUSIP NUMBER

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(CHECK ONE):  [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K
              [X] Form 10-Q  [ ] Form N-SAR  [ ] Form N-CSR


              For Period Ended: March 31, 2003
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              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

              For the Transition Period Ended:
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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates: ________________________

________________________________________________________________________________


PART I -- REGISTRANT INFORMATION

MEDICAL CAPITAL MANAGEMENT, INC.
(Full Name of Registrant)

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(Former Name if Applicable)

3770 Howard Hughes Parkway
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(Address of Principal Executive Office (STREET AND NUMBER))

Las Vegas, Nevada 89109
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(City, State and Zip Code)
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PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant is unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 within the prescribed period of time. The Registrant and its auditors were unable to complete the Registrant's financial statements without unreasonable effort or expense.

PART IV -- OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification.

      Sidney M. Field                               (800) 824-3700
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          (Name)                             (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No

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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [X] Yes [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Registrant is changing its method of revenue recognition for its medical receivable collections from the discount accretion using the interest method to the cost recovery method. The Registrant has not yet completed the process of restating its financial statements and is therefore unable to determine at this time the impact of the change on the results of operations.

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
                        MEDICAL CAPITAL MANAGEMENT, INC.
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                (Name of Registrant as Specified in its Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MEDICAL CAPITAL MANAGEMENT, INC.

Date: May 16, 2003                     By: /s/ Joseph J. Lampariello
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                                           Joseph J. Lampariello,
                                           Secretary and Chief Operating Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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